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                                                                      EXHIBIT 12

REEBOK INTERNATIONAL LTD.
(Amounts in Thousands)

Exhibit 12 -- Statement Re: Computation of Ratio of Earnings to Fixed Charges

                                                  December        December
                                                    1997            1996
                                                  --------        --------
Earnings
  Pretax Income .............................     $147,609        $223,033
  Add:
    Interest on indebtedness ................       64,365          42,246
    Amortization of debt discount and
      issuance costs ........................          399             394
    Interest on Letters of Credit included
      in cost of goods sold .................
    Portions of rent representative of
      the interest factor ...................       15,123          15,424
                                                  --------        --------
    Income as adjusted ......................     $227,496        $281,097
                                                  ========        ========
Fixed Charges
    Interest on indebtedness ................     $ 64,365        $ 42,246
    Amortization of debt discount and
      issuance costs ........................          399             394
    Interest on Letters of Credit included
      in cost of goods sold .................
    Portions of rent representative of
      the interest factor ...................       15,123          15,424
                                                  --------        --------
  Fixed charges .............................     $ 79,887        $ 58,064
                                                  ========        ========
  Ratio of earnings to fixed charges ........         2.85            4.84
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